Exhibit 99.1

Contact: Glen Y. Sato

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

gsato@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - February 28, 2001 - Exelixis, Inc. (Nasdaq:EXEL) today reported financial results for the fourth quarter and year ended December 31, 2000.

The net loss for the year ended December 31, 2000 was approximately $22.9 million, or $0.74 per share, excluding non-cash charges for stock compensation, amortization of goodwill and intangibles, and acquired in-process research and development. For fiscal 1999, the net loss was approximately $15.2 million, or $3.74 per share, excluding non-cash charges, which per share amount was calculated without including shares issued in the company's initial public offering and preferred stock that was converted as part of the public offering that was completed in April 2000.

Exelixis ended 2000 with cash, cash equivalents and short-term investments of approximately $112.5 million.

Total revenues for 2000 increased to approximately $24.8 million from approximately $10.5 million for 1999. The increase was due primarily to expanded collaborations with Bayer Corporation, Pharmacia Corporation and Bristol-Myers Squibb and from the new Dow AgroSciences relationship.

Research and development expenses for 2000 were $39.0 million, excluding stock compensation expense of $9.4 million, compared to $18.4 million, excluding stock compensation expense of $2.2 million for 1999. The increase was due to the expansion of the company's research and development organization to support new collaborations and the significant build-out of our drug discovery organization. General and administrative expenses for the year ended December 31, 2000 totaled $14.3 million, excluding stock compensation expense of $4.6 million, compared to $7.3 million, excluding stock compensation of $1.3 million for the year ended December 31, 1999. The increase resulted primarily from additional staffing required to support the expanding research and development operations in addition to expenses associated with the responsibilities of being a public company.

For the fourth quarter of 2000, Exelixis reported a net loss of approximately $7.7 million, or $0.18 per share, excluding non-cash charges, compared to approximately $5.0 million, or $1.03 per share, excluding non-cash charges, in the fourth quarter of 1999.

Total revenues for the quarter ended December 31, 2000 were approximately $7.1 million compared to approximately $3.8 million in the similar period for 1999. The increase was due primarily to new or expanded collaborations with Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences.

Research and development expenses for the fourth quarter of 2000 were $12.4 million, excluding non-cash charges, compared to $6.8 million, excluding non- cash charges for the equivalent period in 1999. The increase was due to the expansion of our research and development organization to support new collaborations and expansion of proprietary programs. In the fourth quarter of 2000, general and administrative expenses totaled $4.2 million, excluding non- cash charges, compared to $1.9 million, excluding non-cash charges in the same period for 1999. The increase resulted primarily from additional staffing required to support growth at all levels of the company.

Exelixis reports revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 was issued in December 1999 and requires recognition of upfront payments, milestones and license fees over the term of the underlying agreement.

Recent Highlights Include:

  Collaborations and Acquisitions:

    Pharmacia triggered milestone payments upon acceptance of targets under our collaborative agreement
    Bayer accepted a number of assays for high throughput screening and broad spectrum insecticide targets for further development, each triggering milestone payments
    Exelixis completed the acquisition of Agritope, Inc. (renamed Exelixis Plant Sciences), which brings extensive plant technology, intellectual property and plant biology expertise to the company
    Exelixis announced biotechnology collaborations with Sangamo and Artemis for conditional knock-out mouse development and with Orchid BioSciences for SNP technology
  Oncology Program:
    Six cell-cycle control targets were identified and have completed high- throughput screening
    Exelixis discovery compound library contains over one million highly diverse and quality controlled compounds
    Exelixis has a current high-throughput screening capacity of 100,000 compounds per day
    Key drug discovery hires in new lead discovery, molecular pharmacology and structural biology, chemistry and pharmacology are in place to move programs forward quickly and efficiently
  Management:
    Exelixis added the following members to its management team: Matthew G. Kramer, General Manager and Vice President of Agricultural Trait Discovery at Exelixis Plant Sciences; Gregory D. Plowman, M.D., Ph.D., Vice President of Pharmaceutical Research; Pamela A. Simonton, J.D., L.L.M., Vice President of Corporate Technology Development; D. Ry Wagner, Ph.D., Vice President of Research for Exelixis Plant Sciences; Michael M. Morrissey, Ph.D., Vice President of Discovery Research; Peter Lamb, Ph.D., Senior Director of Molecular Pharmacology and Structural Biology; Kirk McMillan, Ph.D., Director of New Lead Discovery; John Nuss, Ph.D., Senior Director of Chemistry; and Yifan Zhai, M.D., Ph.D., Director of Pharmacology. In addition, Christian Burks, Ph.D. was promoted to Vice President and Chief Informatics Officer.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after December 31, 2000.

With respect to financial expectations for 2001, assuming the closing of three new pharmaceutical and agricultural collaborations during the year, Exelixis anticipates that revenues will increase in the range of 50-60% from 2000, and that operating expenses excluding non-cash charges will increase in a similar range. For the year, our anticipated cash burn is expected to be in the range of $30-35 million, of which approximately $8.4 million represents investment in our new state-of-the art drug discovery facility currently scheduled for completion in the first half of the year. For 2001, we expect to incur approximately $15 million in capital expenditures in addition to the investment in our new facility.  Deferred compensation expense for the year is anticipated to total approximately $8.0 million, and amortization of goodwill and intangibles is expected to total approximately $4.5 million.

With respect to financial expectations for the first quarter of 2001, in the absence of revenues from new collaborations we expect our revenues to increase in the range of 10-20%, and our operating expenses, excluding non-cash charges, to increase by 20-25% from fourth quarter 2000 levels. Our results are not expected to include the financial performance of Vinifera, Inc., a majority-owned subsidiary that we are currently in the process of substantially reducing our ownership interest in or divesting.

Exelixis, Inc. is a leading life sciences biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost- effective way to move from DNA sequence data to knowledge about the function of genes and the proteins that they encode. The company's technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Aventis, Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit the company's web site at "http://www.exelixis.com/">www.exelixis.com.

Exelixis and the Exelixis logo are registered U.S. trademarks.

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations as well as the timing of entry into such collaborations, to continue existing collaborations, and to receive milestones and royalties derived from our collaborators' use of targets and products developed from Exelixis' research efforts; the rate of growth, if any, in license and contract revenues and the timing and level of expenses associated with the growth of proprietary programs; the timing and expenses associated with the integration of Exelixis Plant Sciences (formerly Agritope, Inc.); and the ability to successfully retain key Exelixis Plant Sciences employees and combine operations, research programs, technology and personnel in a timely and efficient manner.  In addition, with respect to the specific financial expectations for 2001 set forth above, Exelixis is unable to predict whether its interest in Vinifera will be successfully reduced or divested and the timing of such transaction; and whether Exelixis will successfully enter into three new collaborations, the timing of the entry into those collaborations and the magnitude of payments and funding under the new collaborations, if any. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Registration Statement on Form S-4 (No. 333-47710), as amended and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

EXELIXIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

                                                        QUARTER ENDED          YEAR ENDED
                                                        DECEMBER 31,          DECEMBER 31,
                                                  --------------------- ---------------------
                                                      2000       1999       2000       1999
                                                  ---------- ---------- ---------- ----------
                                                        (unaudited)
Revenues:
  License                                             $996       $306      $3,776     $1,046
  Contract and government grants                     6,078      3,455      20,983      9,464
                                                  ---------- ---------- ---------- ----------
    Total revenues                                   7,074      3,761      24,759     10,510
                                                  ---------- ---------- ---------- ----------

Operating expenses:
  Research and development                          12,379      6,807      39,023     18,417
  Selling, general and administrative                4,238      1,877      14,318      7,338
  Amortization of goodwill and intangibles             260         -          260         -
  Acquired in-process research and development      38,117         -       38,117         -
  Stock compensation expense                         1,963      1,554      14,022      3,522
                                                  ---------- ---------- ---------- ----------
    Total operating expenses                        56,957     10,238     105,740     29,277
                                                  ---------- ---------- ---------- ----------
Loss from operations                               (49,883)    (6,477)    (80,981)   (18,767)

Other income (expense):
  Interest income                                    2,059         99       6,225        571
  Interest expense                                    (191)      (150)       (679)      (525)
  Other income (expense), net                         (138)        -           23         -
                                                  ---------- ---------- ---------- ----------
    Total other income (expense)                     1,730        (51)      5,569         46

Minority interest in subsidiary net loss               101          -         101          -
                                                  ---------- ---------- ---------- ----------
Net loss                                          ($48,052)   ($6,528)   ($75,311)  ($18,721)
                                                  ========== ========== ========== ==========
Net loss excluding non-cash charges for
  stock compensation, amortization of goodwill
  and intangibles and acquired in-process
  research and development                          (7,712)    (4,974)    (22,912)   (15,199)
                                                  ========== ========== ========== ==========
Basic and diluted net loss per share
  excluding non-cash charges                        ($0.18)    ($1.03)     ($0.74)    ($3.74)
                                                  ========== ========== ========== ==========
Shares used in computing basic and diluted
  net loss per share excluding non-cash charges     42,417      4,806      31,031      4,068
                                                  ========== ========== ========== ==========
Pro forma basic and diluted net loss per share
  excluding non-cash charges (1)                    ($0.18)    ($0.18)     ($0.61)    ($0.57)
                                                  ========== ========== ========== ==========
Shares used in computing pro forma basic
  and diluted net loss per share
  excluding non-cash charges (1)                    42,417     27,684      37,630     26,676
                                                  ========== ========== ========== ==========

(1) Shares used in computing pro forma basic and diluted net loss per share include convertible stock using the if-converted method from the original date of issuance.

                           CONSOLIDATED BALANCE SHEET DATA(2)
                                     (In thousands)

                                                            DECEMBER 31,
                                                        2000          1999
                                                    ------------  ------------

Cash, cash equivalents & short term investments        $112,552        $6,904

Working capital (deficit)                                95,519          (672)

Total assets                                            204,914        18,901

Stockholders' equity (deficit)                          162,734       (49,605)

(2) Derived from the audited financial statements